Exhibit 5.1 Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 650.493.6811

March 5, 2021

DoorDash, Inc.
303 2nd Street, South Tower, 8th Floor
San Francisco, CA 94107
Re:    Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by DoorDash, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 15,925,151 shares of Class A common stock, par value $0.00001 per share (the “Shares”), reserved for issuance under the 2020 Equity Incentive Plan (the “2020 Plan”).

It is our opinion that the Shares, when issued and sold in the manner referred to in the 2020 Plan and pursuant to the agreements that accompany the 2020 Plan, will be legally and validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
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